Exhibit 99.1

FOR IMMEDIATE RELEASE:

Bonnie Soodik Joins TrueBlue, Inc. Board of Directors

TACOMA, WA. – March 12, 2010—TrueBlue, Inc., a leading provider of blue-collar temporary staffing, announced today that Bonnie Soodik has joined the company’s board of directors.

Ms. Soodik, a veteran of the aerospace industry, retired in 2007 after a 30-year career with Boeing. Prior to her retirement as the senior vice president of the Office of Internal Governance for the company, she led Boeing’s Shared Services Group, which provides cost-effective services across the company’s business units.

Ms. Soodik joins the TrueBlue board effective immediately. She will serve on the board’s Audit Committee as well as the Corporate Governance and Nominating Committee.

“Bonnie brings exceptional management expertise to the board that will aid our ongoing effort to streamline our operations and reduce costs while ensuring quality service for our customers,” said Joe Sambataro, TrueBlue chairman of the board. “In addition, her experience will help us as we work toward growing strategic large accounts across all our brands.”

“I’m honored that TrueBlue has asked me to join the board because I have tremendous admiration for their dedication to connecting people with job opportunities,” Ms. Soodik said. “I am also impressed with TrueBlue’s leadership, including how they kept the company profitable during this economic downturn while positioning themselves for future growth. I’m looking forward to working with the board and the company’s executive team.”

About TrueBlue

TrueBlue, Inc. is the leading provider of blue-collar staffing. In 2009, TrueBlue connected approximately 300,000 people to work through the following brands: Labor Ready, Spartan Staffing, CLP Resources, PlaneTechs, and Centerline (formerly TLC), and served approximately 175,000 businesses in the services, retail, wholesale, manufacturing, transportation, and construction industries. TrueBlue, Inc. is headquartered in Tacoma, Wash. For more information, visit TrueBlue’s website at www.TrueBlueInc.com

Contacts

Stacey Burke, VP of Corporate Communications

253-680-8291